33 S. Service Rd., Jericho, New York 11753
516-750-9733

January 11, 2006

Adam J Laufer Esq.
650 West Avenue Suite 1509
Miami Beach, Florida 33139

Agreement to Resolve Outstanding Obligations for Legal Services

Dear Mr. Laufer,

This letter agreement memorializes our most recent phone conversation with regard to resolving Biometrx, Inc.’s (formerly Marketshare Recovery, Inc.’) obligation to you for legal services rendered to the company, by you and your firm, in the amount of $77,947.73. This amount is the total amount due and owing, inclusive of any interest accrued to date.

Biometrx, shall tender ten thousand dollars ($10,000.00 U.S.) and 90,597 shares of the Company’s common stock, delivered on one stock certificate. The amount of shares to be tendered is a result of the total amount owed less the cash payment tendered multiplied by 120% of the balance of the amount owed and divided by the per share price of ninety cents ($0.90) of the company’s common stock. These shares shall be free of any legend restricting their ability to be sold in broker dealer transactions or otherwise, furthermore with the exception to your agreement to sell no more than 25,000 shares a month, and our agreement to guarantee that the proceeds of your stock sales equal to no less that $67, 947.73 there shall be no other sales restrictions of any kind imposed by law or contract. Should the proceeds of your stock sales, equal less than $67,947.73 Biometrx shall either tender additional shares or tender the difference in U.S. dollars.

This combination of cash and the company’s equity is the “Total Consideration” contemplated herein shall constitute full payment of all monies owed.

Laufer on the one hand and Biometrx on the other hand, hereby forever mutually release and discharge the other and the other’s successors, subsidiaries, affiliates, employees, owners, officers, directors, governors, partners, predecessors, assigns, agents, representatives and attorneys, from any and all causes of action, actions, judgments, liens, damages, losses, claims, liabilities and demands whatsoever, whether known or unknown, which each other had, now has, or hereafter can, shall or may have, however arising, including by reason of any duty, breach, act, omission, condition or occurrence through and including the date of this Agreement and/or by reason of any fact, act, matter, cause or thing of any kind whatsoever, including without limitation any alleged claim or arising out of the facts which are the subject matter of this Agreement, except any claim arising out of a breach of this Agreement

January 12, 2006
Laufer - Page 2

If the Total Consideration contemplated by this agreement is not received by Mr. Laufer by Monday January 30, 2006, Biometrx shall tender to Mr. Laufer an additional sum of $25,000.00 (twenty-five thousand USD) as a penalty payment and shall re-adjust the number of shares of the common stock that constitute the total consideration and base the per share price on the lowest price the shares close at between the date of this agreement and the date that the shares are delivered to Mr. Laufer.

Sincerely yours,

/S/ Mark R. Basile

Mark R. Basile
Chief Executive Officer

mbasile@biometrx.net
(516) 750-9733 tel
(516) 750-9717 fax
33 South Service Road
Jericho, NY 11753

AGREED:

/s/ Adam J Laufer
Adam J Laufer